Exhibit 99.1

Robert Hemphill
President and CEO
AES Solar Energy Ltd.
901 N. Stuart St., Suite 810
Arlington, VA 22203  USA

14 November 2009

Dr. Terry Copeland
CEO, Altair Nano Inc.
204 Edison Way
Reno, NV 89502-2306

Dear Terry,

As we have discussed, the pursuit of the utility battery business by Altair, a strategic direction which I enthusastically support, has put you in a position of deciding to limit the information that I receive from the company, since I am a potential customer. I understand this sensitivity, and why you consider such a limitation necessary. However, I cannot function effectively as a Board member without access to this information.

This conundrum has led me to conclude, unfortunately, that it is no longer in the best interests of either the Company or myself for me to serve as a Board member. Please accept my resignation from the Altair board of directors, effective immediately.

I have enjoyed my association with you, the other Board members, and the Altair staff. You have developed a remarkable technology, and I believe that the future for Altair is bright. Best wishes for all personal and commercial success.

Sincerely,

/s/ R. F. Hemphill Jr.